Exhibit 99.1

May 21, 2014
For 6:00 am ET Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Connie Bryant
	704-758-2033	704-758-2403
	tiffany.l.mason@lowes.com	connie.m.bryantbreedlove@lowes.com

LOWE’S REPORTS FIRST QUARTER SALES AND EARNINGS RESULTS

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $624 million for the quarter ended May 2, 2014, a 15.6 percent increase over the same period a year ago. Diluted earnings per share increased 24.5 percent to $0.61 from $0.49 in the first quarter of 2013.

Included in the above reported results are charges related to long-lived asset impairments, which reduced pre-tax earnings for the first quarter by $23 million and diluted earnings per share by $0.01. Also included in the above reported results is the impact of a lower tax rate in the first quarter. The lower tax rate, primarily the result of a settlement of prior year tax matters, contributed $0.04 to diluted earnings per share.

Sales for the first quarter increased 2.4 percent to $13.4 billion from $13.1 billion in the first quarter of 2013, and comparable sales increased 0.9 percent.

“We executed well during the quarter, despite an unexpectedly prolonged winter in many areas of the country,” commented Robert A. Niblock, Lowe’s chairman, president and CEO. “While poor weather dampened traffic and negatively impacted performance of exterior categories, results for indoor categories were solid. We effectively aligned inventory, staffing and marketing resources by climatic zone to best serve customers’ needs. I would like to thank our employees for their dedication to serving customers.

“Performance has improved in May which, together with our strengthening execution, gives us the confidence to reaffirm our sales and operating profit outlook for the year,” Niblock added.

Delivering on the commitment to return excess cash to shareholders, the company repurchased $850 million of stock under its share repurchase program and paid $186 million in dividends in the first quarter.

As of May 2, 2014, Lowe’s operated 1,836 home improvement and hardware stores in the United States, Canada and Mexico representing 200.7 million square feet of retail selling space.

A conference call to discuss first quarter 2014 operating results is scheduled for today (Wednesday, May 21) at 9:00 am ET. The conference call will be available through a webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s First Quarter 2014 Earnings Conference Call Webcast. Supplemental slides will be available fifteen minutes prior to the start of the conference call. A replay of the call will be archived on Lowes.com/investor until August 19, 2014.

Lowe's Business Outlook

Fiscal Year 2014 (comparisons to fiscal year 2013; based on U.S. GAAP unless otherwise noted)

•	Total sales are expected to increase approximately 5 percent.

•	Comparable sales are expected to increase approximately 4 percent.

•	The company expects to open approximately 10 home improvement and 5 hardware stores.

•	Earnings before interest and taxes as a percentage of sales (operating margin) are expected to increase approximately 65 basis points.

•	The effective income tax rate is expected to be approximately 37.2%.

•	Diluted earnings per share of approximately $2.63 are expected for the fiscal year ending January 30, 2015.

The company raised its diluted earnings per share outlook for the year as a result of the lower tax rate, primarily the result of a settlement of prior year tax matters, offset by charges related to long-lived asset impairments in the first quarter.

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements of the company's expectations for sales growth, comparable sales, earnings and performance, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, the Company’s strategic initiatives and any statement of an assumption underlying any of the foregoing, constitute "forward-looking statements" under the Act.   Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, higher fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability and increasing regulation of consumer credit and of mortgage financing, inflation or deflation of commodity prices, and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as the psychological effects of lower home prices, and in the level of repairs, remodeling, and additions to existing homes, as well as a general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our traditional operating model to meet the changing expectations of our customers; (v) maintain, improve, upgrade and protect our critical information systems; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; and (ix) respond to unanticipated weather conditions that could adversely affect sales. In addition, we could experience additional impairment losses if the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values. For more information about these and other risks and uncertainties that we are exposed to, you should read the "Risk Factors" and "Critical Accounting Policies and Estimates" included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes therein or updated version thereof, if any, included in our Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and the “Risk Factors” included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.  We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise.

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 100 home improvement company serving approximately 15 million customers a week in the United States, Canada and Mexico. With fiscal year 2013 sales of $53.4 billion, Lowe’s has more than 1,830 home improvement and hardware stores and 260,000 employees. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.
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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended
	May 2, 2014		May 3, 2013
Current Earnings	Amount	Percent	Amount	Percent
Net sales	$13,403	100.00	$13,088	100.00
Cost of sales	8,645	64.50	8,533	65.20
Gross margin	4,758	35.50	4,555	34.80
Expenses:
Selling, general and administrative	3,319	24.76	3,222	24.62
Depreciation	373	2.78	352	2.69
Interest - net	124	0.93	113	0.86
Total expenses	3,816	28.47	3,687	28.17
Pre-tax earnings	942	7.03	868	6.63
Income tax provision	318	2.37	328	2.50
Net earnings	$624	4.66	$540	4.13

Weighted average common shares outstanding - basic	1,015		1,088
Basic earnings per common share (1)	$0.61		$0.49
Weighted average common shares outstanding - diluted	1,017		1,090
Diluted earnings per common share (1)	$0.61		$0.49
Cash dividends per share	$0.18		$0.16

Retained Earnings
Balance at beginning of period	$11,355		$13,224
Net earnings	624		540
Cash dividends	(183)		(174)
Share repurchases	(811)		(972)
Balance at end of period	$10,985		$12,618

(1) Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $620 million for the three months ended May 2, 2014 and $537 million for the three months ended May 3, 2013.

Lowe's Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended
	May 2, 2014		May 3, 2013
	Amount	Percent	Amount	Percent
Net earnings	$624	4.66	$540	4.13
Foreign currency translation adjustments - net of tax	8	0.06	—	—
Other comprehensive income	8	0.06	—	—
Comprehensive income	$632	4.72	$540	4.13

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		May 2, 2014	May 3, 2013	January 31, 2014
Assets
Current assets:
Cash and cash equivalents		$658	$1,081	$391
Short-term investments		110	118	185
Merchandise inventory - net		10,515	10,274	9,127
Deferred income taxes - net		283	228	252
Other current assets		386	313	341
Total current assets		11,952	12,014	10,296
Property, less accumulated depreciation		20,617	21,257	20,834
Long-term investments		360	272	279
Other assets		1,300	1,188	1,323
Total assets		$34,229	$34,731	$32,732

Liabilities and shareholders' equity
Current liabilities:
Short-term borrowings		$—	$—	$386
Current maturities of long-term debt		47	47	49
Accounts payable		7,051	7,041	5,008
Accrued compensation and employee benefits		501	467	785
Deferred revenue		1,055	1,008	892
Other current liabilities		2,160	1,876	1,756
Total current liabilities		10,814	10,439	8,876
Long-term debt, excluding current maturities		10,080	9,026	10,086
Deferred income taxes - net		261	440	291
Deferred revenue - extended protection plans		730	717	730
Other liabilities		862	857	896
Total liabilities		22,747	21,479	20,879

Shareholders' equity:
Preferred stock - $5 par value, none issued		—	—	—
Common stock - $.50 par value;
Shares issued and outstanding
May 2, 2014	1,012
May 3, 2013	1,088
January 31, 2014	1,030	506	544	515
Capital in excess of par value		—	38	—
Retained earnings		10,985	12,618	11,355
Accumulated other comprehensive (loss)/income		(9)	52	(17)
Total shareholders' equity		11,482	13,252	11,853
Total liabilities and shareholders' equity		$34,229	$34,731	$32,732

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Three Months Ended
	May 2, 2014	May 3, 2013
Cash flows from operating activities:
Net earnings	$624	$540
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	398	376
Deferred income taxes	(67)	(26)
Loss on property and other assets - net	24	5
Loss on equity method investments	17	15
Share-based payment expense	28	18
Changes in operating assets and liabilities:
Merchandise inventory - net	(1,384)	(1,674)
Other operating assets	44	(5)
Accounts payable	2,041	2,381
Other operating liabilities	269	362
Net cash provided by operating activities	1,994	1,992

Cash flows from investing activities:
Purchases of investments	(163)	(84)
Proceeds from sale/maturity of investments	157	89
Capital expenditures	(194)	(196)
Contributions to equity method investments - net	(91)	(73)
Proceeds from sale of property and other long-term assets	16	6
Other - net	(5)	(5)
Net cash used in investing activities	(280)	(263)

Cash flows from financing activities:
Net decrease in short-term borrowings	(386)	—
Repayment of long-term debt	(12)	(11)
Proceeds from issuance of common stock under share-based payment plans	24	40
Cash dividend payments	(186)	(178)
Repurchase of common stock	(910)	(1,046)
Other - net	23	5
Net cash used in financing activities	(1,447)	(1,190)

Effect of exchange rate changes on cash	—	1

Net increase in cash and cash equivalents	267	540
Cash and cash equivalents, beginning of period	391	541
Cash and cash equivalents, end of period	$658	$1,081